UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2008

Rhino Outdoor International, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-62690	65-1000634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1191 Center Point Drive, Henderson, NV	89704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  1-800-288-3099

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements.

On February 27, 2008, the Board of Directors of the registrant concluded that it needed to restate certain of its financial statements. The restatement concerns the method employed by management in accounting for goodwill in connection with its June 2006 acquisition of Rhino Offroad Industries, Inc. Management  utilized a formula and accounting method initially supported by operational due diligence and to which formula and method the registrant’s independent registered public accounting firm did not express any objection.  Goodwill recognized in connection with the acquisition of Rhino Offroad Industries, Inc. should have been charged to expense as in-process research and development costs during the quarterly period ended June 30, 2006.

As a result of its review, the Board of Directors concluded that the consolidated financial statements included in the registrant's Annual Report on Form 10-KSB for the fiscal years ended December 31, 2006, as well as the registrant's consolidated financial statements included in the quarterly reports on Form 10-QSB for the quarterly periods ended June 30, 2006, September 30, 2006,  March 31, 2007, June 30, 2007 and September 30, 2007 should no longer be relied upon.  In this regard, the registrant will amend and restate its financial statements to eliminate all goodwill and will refile its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and its Form 10-QSB for the quarters ended June 30, 2006, September 31, 2006,  March 31, 2007, June 30, 2007 and September 31, 2007. The net effect of the restatements will be to decrease goodwill by $3,013,463.

Management has discussed this matter with the registrant’s  independent registered public accounting firm. Due to a lack of independence resulting from the non-payment of past due invoices for services, the registered public accounting firm cannot issue its audit report for the restated financial statements for the fiscal year ended December 31, 2006 and cannot review the restated unaudited financial statements for the quarterly periods referred to. The restated financial statements and the corresponding amended periods on Form 10-QSB and 10-KSB will be filed as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RHINO OUTDOOR INTERNATIONAL, INC.

Dated: March 6, 2008	By:	/s/ Howard Pearl
President and CEO